Exhibit 99.1

Contact:
Bruce Widener, CEO
502-657-3507
investors@askbeacon.com

Porter, LeVay & Rose, Inc.
Marlon Nurse, V.P. – Investor Relations
212-564-4700

Halliburton Investor Relations
Geralyn DeBusk, President, or Hala
Elsherbini, COO
972-458-8000

BEACON ENTERPRISE SOLUTIONS REPORTS FISCAL SECOND
QUARTER 2011 FINANCIAL RESULTS

— Net Sales Increase 53% Year over Year —
— Net Sales Growth of 26% Since First Quarter 2011 —
— Operating Expenses Decreased by 18% —
— Conference Call To Be Held Tomorrow at 10:00 A.M. Eastern Time —

LOUISVILLE, KY, May 16, 2011 — Beacon Enterprise Solutions Group, Inc. (OTC BB:  BEAC) (www.askbeacon.com), an emerging global leader in the design, implementation and management of high performance Information Technology Systems (ITS), reports fiscal second quarter financial results for the period ended March 31, 2011, which are discussed below:

Financial Highlights for the Fiscal 2011 Second Quarter:

o	Net sales increased 53% to $5.0 million compared with $3.3 million in the year-ago second quarter.
o
Cost of materials sold for the second quarter of fiscal year 2011 maintained at $0.4 million compared to the year-ago second quarter.  Cost of services was $3.3 million compared to $1.4 million in the year-ago second quarter. Gross profit was $1.4 million compared to $1.5 million in the year-ago second quarter.

o	Total operating expense decreased by 18% from $3.4 million in the year ago second quarter to $2.8 million due to streamlined operations.
o
Loss from Operations decreased by 26% from ($1.9) million in the year-ago second quarter to ($1.4) million, with the overall net loss decreasing by 69% from ($5.9) million in the year ago second quarter to ($1.8) million.

o	The net loss per share improved by 74% to ($0.05), compared to a net loss of ($0.19) per share during the year-ago second quarter.
o
Current liabilities at the end of the second fiscal quarter improved to $7.7 million compared to $12.9 million at fiscal year end, due to the elimination of discontinued operations during the first quarter of fiscal year 2011.

o
Total assets were $12.0 million and total liabilities were $8.0 million resulting in positive shareholders’ equity of $3.9 million as of March 31, 2011, compared to negative shareholders’ equity of ($2.0) million as of September 30, 2010.

Bruce Widener, Chairman and CEO of Beacon Enterprise Solutions said, “During the quarter, we continued to see positive indicators from clients that their ITS spend will be increasing.  Proposal activity from existing and emerging core clients increased significantly over the previous two quarters, which resulted in two pilot projects with our newest Fortune 500 pharmaceutical client and a significant number of major quotes overall.  While the sluggish global economic recovery has resulted in a longer sales cycle than industry experts anticipated, we do see indicators that we will sign a number of these very large projects during the second half of the year, and that these projects will have a positive impact on our financial results for 2011.”

“As an indicator of the health of our core business, I am pleased to report that we have experienced incremental organic growth and new project activity with existing clients. This new project activity was above and beyond our expectations, and not only replenished, but has added to our Backlog. In addition, we have activity with new marquee clients that may result in multi-year agreements, and long-term relationships” he added.

Mr. Widener continued, “As we have sharpened our business focus, total operating expenses have decreased by 18% as we streamlined operations and implemented new cost controls.  At the same time, we have increased the efficiency and scalability of our back-office infrastructure.  Our head count remained stable, although there was some increase in salaries resulting from a shift in work that required adding more professionals to our team.”

Jerry Bowman, President and COO of Beacon said, “Last year we made the decision to eliminate a distracting line of business, and to better define and market our core business.  It seems an obvious decision now, but quite simply we decided to do what we do best.  Since January we have spent concentrated time with our clients and sales team in the field.  The positive feedback we have received not only reinforced our belief that the decisions made during fiscal 2010 were on the mark, but it has also led to some additional refinement of our go-to-market strategy that will facilitate the tailoring of our services to meet client needs as they begin to ramp up spending again.  This move will also allow us more control over our product mix and results.  As we have discussed in the past, our gross margins fluctuate due to the mix of services delivered during the natural delivery cycles of ITS Managed Services.”

He continued, “We have been looking for a way to do a better job of controlling product mix and its impact on quarterly net sales and profitability.  We discovered that while there is a significant market for the entire suite of ITS services delivered under a single contract, there is just as much demand for some of the individual services.  Each of the 4 core services consists of several service modules or components.  Previously, we have not packaged or marketed any of the individual modules, but have identified 3 modules that can stand alone and be sold and executed across an entire client’s enterprise without having the attributes and long approval process of a full project.  Further, the unbundling of the targeted service modules will allow the enterprise client who may be hesitant about long-term full spectrum ITS Managed Services, to still solve enterprise-wide issues in a more focused manner using the reduced funding we’ve seen coming out of the last couple of budget cycles.  We’ve already seen strong interest in the unbundled products, and because of the associated shortened sales cycle, we expect this to have a positive impact on net sales this year.”

“While the second quarter results reflect a lower margin mix than normal, as organic growth increases, larger projects begin to close and the mix issues we have outlined are addressed, we anticipate margins will contribute to better profitability as we gain traction with the new service products identified in our 2011 roadmap and continue to grow our ITS Managed Services business model,” he added.

Mr. Bowman concluded, “We remain confident that Beacon will have a strong and profitable year as our projected backlog continues to exceed $70 million, and the business we have bid on is contracted at higher margins.  While we still have the capacity to meet our previously issued $40 million revenue guidance for fiscal 2011, it is dependent upon the timing of our clients’ decisions to move forward with the work that we have already quoted.  Having consulted with others in the industry, this delay is consistent with what is happening across the global industry.  While we are confident at this time that we will attain our guidance, if we continue to experience delays in the signing of agreements, we will adjust our guidance by the end of our third fiscal quarter.”

Aggregate Future Value of Backlog:

Aggregate Future Value of Backlog reflects the projected revenue impact of existing engagements over a one to four year period and is subject to change as work is completed and/or the scope of various engagements changes over time.  Backlog includes the projected value of recently announced, multi-year ITS managed services engagements as well as short-term projects for which the Company has been engaged to provide network design, engineering, implementation and/or project management services.

Earnings Conference Call, Tuesday May 17, 2011 @ 10:00 a.m. EDT:

Beacon’s Management will hold a conference call on Tuesday, May 17, 2011 at 10:00 a.m. EDT to discuss its fiscal second quarter 2011 financial results for the period ending March 31, 2011. Participants on the call will include Bruce Widener, Chairman and CEO; Jerry Bowman, President and COO; Michael Grendi, Chief Financial Officer and Mark Gervasoni, Chief Sales and Marketing Officer.  The teleconference can be accessed by calling 888-495-3916 and entering conference ID # 61506898.  Participants outside of the U.S. and Canada can join by calling 706-634-7530 and entering the same conference ID.  Please dial in 15 minutes prior to the beginning of the call.  The conference call will be simultaneously webcast and available on the company's website, http://www.askbeacon.com/, under the "Investor Relations" tab. A digital recording of the conference call will be available for replay two hours after the end of the call's completion until 11:59 p.m. EDT on Thursday, May 19, 2011 by calling 706-645-9291 and entering conference ID # 61506898.

About Beacon Enterprise Solutions Group, Inc.

Beacon Enterprise Solutions Group is an emerging global leader in the design, implementation and management of high performance Information Technology Systems (“ITS”) infrastructure solutions.  Beacon offers fully integrated, turnkey IT infrastructure solutions capable of fully servicing the largest companies in the world as they increasingly outsource to reduce costs while optimizing critical IT design and infrastructure management.  Beacon is headquartered in Louisville, Kentucky, with a regional headquarters in Dublin, Ireland, Prague, Czech Republic and personnel located throughout the United States and Europe.

For additional information, please visit Beacon’s corporate website: www.askbeacon.com

This press release may contain “forward-looking statements.” Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  These forward-looking statements may include, without limitation, statements about our market opportunity, strategies, competition, expected activities and expenditures as we pursue our business plan.  Although we believe that the expectations reflected in any forward looking statements are reasonable, we cannot predict the effect that market conditions, customer acceptance of products, regulatory issues, competitive factors, or other business circumstances and factors described in our filings with the Securities and Exchange Commission may have on our results.  The company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

— Financial Tables Follow —

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(all amounts in 000's except share data)

	March 31,	September 30,
	2011	2010
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$646	$246
Accounts receivable, net	3,745	4,535
Inventory, net	512	557
Prepaid expenses and other current assets	958	357
Current assets of discontinued operations	-	133
Total current assets	5,861	5,828

Property and equipment, net	389	420
Goodwill	2,792	2,792
Other intangible assets, net	2,882	3,011
Other assets	28	20
Total assets	$11,952	$12,071

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Bridge note - related party	$100	$100
Current portion of long-term debt	239	379
Senior Secured Notes Payable, net of unamortized deferred debt discount of $143	2,857	-
Accounts payable	2,401	2,971
Accrued expenses and other current liabilities	2,145	880
Current liabilities of discontinued operations	-	8,558
Total current liabilities	7,742	12,888

Non-current Line of Credit - related party	-	630
Long-term debt, less current portion	94	403
Deferred tax liability	182	153
Total liabilities	8,018	14,074

Stockholders' equity (deficiency)
Preferred Stock: $0.01 par value, 5,000,000 shares authorized, 1,216 and 1,041 shares outstanding in the following classes:
Series A convertible preferred stock, $1,000 stated value, 4,500 shares authorized, 30 shares issued and outstanding at March 31, 2011 and September 30, 2010, respectively, (liquidation preference $95).	30	30
Series A-1 convertible preferred stock, $1,000 stated value, 1,000 shares authorized, 311 shares issued and outstanding at March 31, 2011 and September 30, 2010, respectively, (liquidation preference $452).	311	311
Series B convertible preferred stock, $1,000 stated value, 4,000 shares authorized, 700 shares issued and outstanding at March 31, 2011 and September 30, 2010, respectively, (liquidation preference $994).	700	700
Series C-1 convertible preferred stock, $1,500 stated value, 400 shares authorized, 175 issued and outstanding at March 31, 2011 (liquidation preference $341)	263	-
Common stock, $0.001 par value 70,000,000 shares authorized 37,376,396 shares issued and outstanding at March 31, 2011 and September 30, 2010, respectively.	37	37
Additional paid in capital	37,881	37,137
Accumulated deficit	(35,326)	(39,711)
Accumulated other comprehensive income (loss)	38	(507)
Total stockholders' equity (deficiency)	3,934	(2,003)
Total liabilities and stockholders' equity	$11,952	$12,071

Beacon Enterprise Solutions Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(all amounts in 000's except share and per share data)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010
Net sales	$5,003	$3,269	$8,977	$6,142
Cost of materials sold	350	374	626	857
Cost of services	3,253	1,360	5,776	2,636

Gross profit	1,400	1,535	2,575	2,649
Operating expenses
Salaries and benefits	1,863	1,738	3,538	2,779
Selling, general and administrative	980	1,682	1,868	2,699
Total operating expense	2,843	3,420	5,406	5,478
Loss from operations	(1,443)	(1,885)	(2,831)	(2,829)

Other expenses
Other expenses	(265)	(65)	(550)	(250)
Change in fair value of warrants	-	(4,349)	-	(4,373)
Total other expenses	(265)	(4,414)	(550)	(4,623)

Net loss before income taxes	(1,708)	(6,299)	(3,381)	(7,452)

Income tax benefit (expense)	(126)	127	(88)	88

Loss from continuing operations	(1,834)	(6,172)	(3,469)	(7,364)
Loss from discontinued operations		283	7,892	444

Net income (loss)	(1,834)	(5,889)	4,423	(6,920)

Series A, A-1 and B Preferred Stock:
Contractual dividends	(19)	(79)	(38)	(127)
Deemed dividends related to beneficial conversion feature		(44)		(69)

Net income (loss) available to common stockholders	$(1,853)	$(6,012)	$4,385	$(7,116)

Net income (loss) per share to common stockholders - basic and diluted
Net loss per share from continuing operations	(0.05)	(0.20)	(0.09)	(0.26)
Net income per share from discontinued operations	-	0.01	0.21	0.02
	$(0.05)	$(0.19)	$0.12	$(0.24)

Weighted average shares outstanding basic and diluted	37,376,396	30,258,763	37,376,396	28,184,868

Other comprehensive income, net of tax
Net income (loss)	$(1,853)	$(6,012)	$4,385	$(7,116)
Foreign currency translations adjustment	(43)	101	545	86
Comprehensive income (loss)	$(1,896)	$(5,911)	$4,930	$(7,030)